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                                                                   Exhibit 99.01
         [Cardinal Health Logo]
         7000 Cardinal Place
         Dublin, OH 43017

         www.cardinal.com
                                                       FOR IMMEDIATE RELEASE
         CONTACTS:
  Media:  Jim Mazzola                     Investors:  Jim Hinrichs
          (614) 757-3690                              (614) 757-7828
          jim.mazzola@cardinal.com                     jim.hinrichs@cardinal.com


             CARDINAL HEALTH DELAYS FILING FISCAL YEAR-END RESULTS,
                   FORM 8-K DISCLOSES ANTICIPATED RESTATEMENT

     GUIDANCE REAFFIRMED FOR FISCAL YEAR 2004, UPDATED FOR FISCAL YEAR 2005


DUBLIN, OHIO, SEPT. 13, 2004--Cardinal Health, Inc. (NYSE: CAH) today submitted a filing with the Securities and Exchange Commission (SEC) that provides the company with a 15-day extension to timely file its Form 10-K for fiscal year 2004, which ended June 30.

The company also filed a Form 8-K with the SEC that provides information regarding the effect on the company's financial statements from an anticipated restatement. The information regarding the anticipated restatement was provided as a result of preliminary conclusions from an ongoing internal review by the Audit Committee of its Board of Directors. Since the Audit Committee's conclusions are preliminary, there can be no assurance that the anticipated restatements will not change upon completion of the Audit Committee's internal review. (These initial conclusions are included in the Form 8-K, which can be found at the investor relations page of www.cardinal.com).


The anticipated restatements are not expected to change the guidance Cardinal Health provided on June 30 for its fourth quarter and fiscal year 2004.

In addition, Cardinal Health updated its guidance for fiscal year 2005. Based on current business conditions, the company expects earnings per share to decline by 10 percent to 15 percent for the first half of the fiscal year, with a decline of approximately 25 percent in the first quarter. This decline primarily reflects the ongoing business model transition in Cardinal Health's pharmaceutical distribution segment. Margin pressures in this business are expected to continue as pharmaceutical price increases slow from historic levels and Cardinal Health transitions to a new fee-based compensation model for the distribution services it provides pharmaceutical manufacturers. Margin pressure on medical products and delays in the start-up and associated costs of new sterile manufacturing projects are also expected to contribute to the first-half earnings decline.


                                     -more-
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CARDINAL HEALTH DELAYS FILING FISCAL YEAR-END RESULTS, FORM 8-K DISCLOSES
ANTICIPATED RESTATEMENT
PAGE 2

Cardinal Health has initiated strategic and operational actions to improve long-term results, including a restructuring program targeting cost structure improvements of $125 million in fiscal year 2005, with greater annual savings over a three-year period. Cardinal Health maintains an earnings-per-share growth goal of at least 10 percent for fiscal year 2005. Achievement of this goal, however, is dependent on operational progress and improvements, most notably in its pharmaceutical distribution business.

As previously reported, in October 2003, the SEC initiated an informal inquiry regarding Cardinal Health seeking historical financial and related information. In May, the company was notified that the SEC had converted the informal inquiry into a formal investigation. In June, as part of the SEC's formal investigation, Cardinal Health received an SEC subpoena that included a request for the production of documents relating to revenue classification, and the methods used for such classification, in the company's Pharmaceutical Distribution business as either "Operating Revenues" or "Bulk Deliveries to Customer Warehouses and Other." In addition, the company learned that the U.S. Attorney for the Southern District of New York had also commenced an inquiry that the company understands relates to the revenue classification issue. Cardinal Health continues to respond to the investigations by providing all information required.

An investor meeting scheduled for Sept. 15 has been postponed. The company plans to reschedule the meeting on a date following the filing of its Form 10-K.

ABOUT CARDINAL HEALTH

CARDINAL HEALTH, INC. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals and medical, surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 55,000 people on six continents and produces annual revenues of more than $50 billion. Cardinal Health is ranked No.17 on the current Fortune 500 list and named one of the best U.S. companies by Forbes magazine for 2004.


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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the results, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings, and general economic and market conditions. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.